Exhibit 1.1

(English Translation)

ARTICLES OF INCORPORATION

TOYOTA MOTOR CORPORATION

ARTICLES OF INCORPORATION OF TOYOTA MOTOR CORPORATION

(As amended on June 12, 2025)

CHAPTER I. GENERAL PROVISIONS

Article 1. (Trade Name)

The name of the Corporation shall be “Toyota Jidosha Kabushiki Kaisha” to be expressed in English as “TOYOTA MOTOR CORPORATION”.

Article 2. (Purpose)

The purpose of the Corporation shall be to engage in the following businesses:

(1)

the manufacture, sale, leasing and repair of motor vehicles, industrial vehicles, ships, aircraft, other transportation machinery and apparatus, spacecraft and space machinery and apparatus, and parts thereof;

(2)	the manufacture, sale, leasing and repair of industrial machinery and apparatus and other general machinery and apparatus, and parts thereof;

(3)	the manufacture, sale, leasing and repair of electrical machinery and apparatus, and parts thereof;

(4)	the manufacture, sale, leasing and repair of measuring machinery and apparatus, and medical machinery and apparatus, and parts thereof;

(5)	the manufacture and sale of ceramics and products of synthetic resins, and materials thereof;

(6)	the manufacture, sale and repair of construction materials and equipment, furnishings and fixtures for residential buildings;

(7)	the planning, designing, supervision, execution and undertaking of construction works, civil engineering works, land development, urban development and regional development;

(8)	the sale, purchase, leasing, brokerage and management of real estate;

(9)	the service of information processing, information communications and information supply, and the development, sale and leasing of software;

(10)

the design and development of product sales systems that utilize networks such as the Internet; sale, leasing, maintenance of computers included within such systems, and sales of products by utilizing such systems;

(11)	the inland transportation, marine transportation, air transportation, stevedoring, warehousing and tourism businesses;

(12)	the printing, publishing, advertising and publicity, general leasing, security and workers dispatch businesses;

(13)	the credit card operations, purchase and sale of securities, investment consulting, investment trust operation, and other financial services;

(14)

the operation and management of such facilities as parking lots, showrooms, educational facilities, medical care facilities, sports facilities, marinas, airfields, food and drink stands and restaurants, lodging facilities, retail stores and others;

(15)	the non-life insurance agency business and life insurance agency business;

(16)	the production and processing by using biotechnology of agricultural products including trees, and the sale of such products;

(17)	power generation and the supply and sale of electric power

(18)	the sale of goods related to each of the preceding items and mineral oil;

(19)	the conducting of engineering, consulting, invention and research relating to each of the preceding items and the utilization of such invention and research; and

(20) any businesses incidental to or related to any of the preceding items.

Article 3. (Location of Principal Office)

The principal office of the Corporation shall be located in Toyota City, Aichi Prefecture, Japan.

Article 4. (Public Notices)

Public notices of the Corporation shall be given electronically; provided, however, that in the case that an electronic public notice is impracticable due to an accident or any other unavoidable reason, public notices of the Corporation shall be given in the newspaper “The Nihon Keizai Shimbun”.

CHAPTER II. SHARES

Article 5. (Total Number of Authorized Shares)

The total number of shares which the Corporation is authorized to issue shall be fifty billion (50,000,000,000).

Article 6. (Number of Shares Constituting One Unit (tangen) and Rights to Shares Constituting Less than One Unit (tangen))

1. The number of shares constituting one unit (tangen) of shares of the Corporation shall be one hundred (100).

2. The shareholders of the Corporation are not entitled to exercise any rights to shares constituting less than one unit (tangen) of shares held by the shareholders, other than the rights provided for in each Item of Article 189, Paragraph 2 of the Companies Act (Kaisha-hou).

Article 7. (Acquisition of Own Shares)

The Corporation may acquire its own shares by a resolution of the Board of Directors in accordance with the provisions of Article 165, Paragraph 2 of the Companies Act.

Article 8. (Transfer Agent)

1. The Corporation shall have a transfer agent (Kabunushimeibo-Kanrinin).

2. The transfer agent and the location of its office shall be designated by a resolution of the Board of Directors or by the Director(s) delegated by a resolution of the Board of Directors, and public notice thereof shall be given.

3. The register of shareholders and the register of stock acquisition rights shall be kept at the office of the transfer agent. The entry or recording into the register of shareholders and the register of stock acquisition rights, the purchase of shares constituting less than one unit (tangen) and any other matters related to the shares and stock acquisition rights shall be handled by the transfer agent and not by the Corporation.

Article 9. (Share Handling Regulations)

The procedures for and fees for the entry or recording into the register of shareholders and the register of stock acquisition rights, purchasing shares constituting less than one unit (tangen) and any other matters relating to the handling of shares and stock acquisition rights shall be subject to the Share Handling Regulations established by the Board of Directors or by the Director(s) delegated by a resolution of the Board of Directors.

Article 10. (Record Date)

1. The Corporation shall deem any shareholder entered or recorded in the final register of shareholders as of March 31 in such year to be a shareholder entitled to exercise its rights at the ordinary general meeting of shareholders for that business year.

2. In addition to the case provided for in the preceding paragraph, the Corporation may, after giving prior public notice, fix a date as the record date, where it deems it necessary to do so.

CHAPTER III. GENERAL MEETINGS OF SHAREHOLDERS

Article 11. (Ordinary General Meetings and Extraordinary General Meetings of Shareholders)

1. The ordinary general meeting of shareholders of the Corporation shall be convened in June of each year. Extraordinary general meetings of shareholders may be called whenever necessary.

2. Each general meeting of shareholders may be convened at the place where the principal office of the Corporation is located, or at a place adjacent thereto, or in Nagoya City.

Article 12. (Resolutions)

1. All resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present at the meeting who are entitled to vote, unless otherwise provided by laws and regulations or these Articles of Incorporation of the Corporation.

2. Special resolutions as specified by Article 309, Paragraph 2 of the Companies Act shall be adopted by not less than two-thirds (2/3) of the votes of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all shareholders who are entitled to vote.

Article 13. (Chairman of General Meeting)

1. The Chairman of the Board or the President of the Corporation shall preside as chairman at a general meeting of shareholders.

2. In the event that the positions of both the Chairman of the Board and the President are vacant or that both of them are prevented from so presiding as chairman, another Director of the Corporation shall preside in their place according to the order of precedence previously established by the Board of Directors.

Article 14. (Exercise of Voting Rights by Proxy)

1. A shareholder may exercise its voting rights by proxy, provided, however, that the proxy shall be a shareholder of the Corporation who is entitled to exercise its own voting rights.

2. In cases where the preceding paragraph applies, the shareholder or its proxy shall file with the Corporation a document establishing the proxy’s power of representation for each general meeting of shareholders.

3. The Corporation may refuse a shareholder having two (2) or more proxies attend a general meeting of shareholders.

Article 15. (Measures for Electronic Provision of Information, etc.)

1. Upon convening a general meeting of shareholders, the Corporation shall provide information contained in reference documents for the general meeting of shareholders, business reports, financial statements and consolidated financial statements and other documents to shareholders electronically pursuant to laws and regulations.

2. Among the matters to be provided electronically, the Corporation may choose not to include all or part of the matters stipulated in the Ordinance of the Ministry of Justice in the paper copy to be sent to shareholders who have requested it by the record date for vesting voting rights.

CHAPTER IV. MEMBERS OF THE BOARD OF DIRECTORS, BOARD OF DIRECTORS AND AUDIT & SUPERVISORY COMMITTEE

Article 16. (Number of Directors)

1. The Corporation shall have no more than twenty (20) Directors.

2. Of the Directors referred to in the preceding paragraph, the Corporation shall have no more than seven (7) Directors who are Audit & Supervisory Committee Members

Article 17. (Election of Directors)

1. Directors shall be elected by a resolution of a general meeting of shareholders, which should be implemented by distinguishing between the Directors who are Audit & Supervisory Committee Members and other Directors.

2. A resolution for the election of Directors shall be adopted by a majority vote of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all the shareholders who are entitled to vote.

3. The election of Directors shall not be made by cumulative voting.

Article 18. (Term of Office of Directors)

1. The term of office of Directors (excluding the Directors who are Audit & Supervisory Committee Members) shall expire at the closing of the ordinary general meeting of shareholders to be held for the last business year of the Corporation ending within one (1) year after their election.

2. The term of office of any Director (excluding the Directors who are Audit & Supervisory Committee Members) elected in order to increase the number of Directors or to fill a vacancy shall be the balance of the term of office of the other Directors who hold office at the time of his/ her election.

3. The term of office of the Directors who are Audit & Supervisory Committee Members shall expire at the closing of the ordinary general meeting of shareholders to be held for the last business year of the Corporation ending within two (2) years after their election.

4. The term of office of any Audit & Supervisory Committee Member elected to fill a vacancy of the Directors who are Audit & Supervisory Committee Members and retire before the expiration of the term of office shall be the balance of the term of office of the Audit & Supervisory Committee Member whom he/she succeeds.

Article 19. (Board of Directors)

1. The Corporation shall have a Board of Directors.

2. Notice of a meeting of the Board of Directors shall be dispatched to each Director at least three (3) days before the date of the meeting. In case of urgency, however, such period may be shortened.

3. With respect to matters to be resolved by the Board of Directors, the Corporation shall deem that such matters were approved by a resolution of the Board of Directors when all the Directors express their agreement in writing or by electronic records.

4. In addition to the preceding two (2) paragraphs, the management of the Board of Directors shall be subject to the Regulations of the Board of Directors established by the Board of Directors.

Article 20. (Delegation of Decisions on Execution of Important Operations)

Pursuant to the provisions of Article 399-13, Paragraph 6 of the Companies Act, the Corporation, by a resolution of the Board of Directors, shall be entitled to delegate all or a portion of the decisions concerning the execution of important operations (excluding the matters set out in the respective items of Paragraph 5 of that same article) to the Directors.

Article 21. (Representative Directors and Executive Directors)

1. The Board of Directors shall designate one or more Representative Directors from among the Directors (excluding the Directors who are Audit & Supervisory Committee Members) by its resolution.

2. The Board of Directors may appoint one Chairman of the Board, one President and one or more Vice Chairmen of the Board and Executive Vice Presidents by its resolution.

Article 22. (Honorary Chairmen and Senior Advisors)

The Board of Directors may appoint Honorary Chairmen and Senior Advisors by its resolution.

Article 23. (Exemption from Liability of Directors)

In accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, the Corporation may, by a resolution of the Board of Directors, exempt Directors (including former Directors) from liabilities provided for in Article 423, Paragraph 1 of the Companies Act within the limits stipulated by laws and regulations.

Article 24. (Limited Liability Agreement with members of the Board of Directors)

In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, the Corporation may enter into an agreement with Members of the Board of Directors (excluding Executive Members of the Board of Directors, etc.) limiting liabilities provided for in Article 423, Paragraph 1 of the Companies Act; provided, however, that the limit of the liability under the agreement shall be the minimum amount of liability stipulated by laws and regulations.

Article 25. (Audit & Supervisory Committee)

1. The Corporation shall have an Audit & Supervisory Committee.

2. Notice of a meeting of the Audit & Supervisory Committee shall be dispatched to each Audit & Supervisory Committee Member at least three (3) days before the date of the meeting. In case of urgency, however, such period may be shortened.

3. In addition to the provisions of the preceding paragraph, the management of the Audit & Supervisory Committee shall be subject to the Regulations of the Audit & Supervisory Committee established by the Audit & Supervisory Committee.

Article 26. (Full-time Audit & Supervisory Committee Member)

The Audit & Supervisory Committee may, by its resolution, select one or more full-time Audit & Supervisory Committee Members.

CHAPTER V. ACCOUNTING AUDITOR

Article 27. (Accounting Auditor)

The Corporation shall have an Accounting Auditor (kaikeikansa-nin).

CHAPTER VI. ACCOUNTS

Article 28. (Business Year)

The business year of the Corporation shall be one (1) year from April 1 of each year until March 31 of the following year.

Article 29. (Dividends from Surplus, etc.)

1. Dividends from Surplus of the Corporation shall be paid to the shareholders or registered share pledgees entered or recorded in the final register of shareholders as of March 31 of each year.

2. The Corporation may, by a resolution of the Board of Directors, distribute dividends from surplus as provided for in Article 454, Paragraph 5 of the Companies Act to the shareholders or registered share pledgees entered or recorded in the final register of shareholders as of September 30 of each year.

3. In addition to the preceding two (2) paragraphs, the Corporation may, by a resolution of the Board of Directors, decide on matters provided for in each Item of Article 459,Paragraph 1 of the Companies Act.

4. No interest shall be paid on unpaid dividends from surplus.

Article 30. (Dispensation from Payment of Dividends from Surplus, etc.)

In the case where the dividends from surplus are paid by cash, the Corporation shall not be obliged to pay any dividends from surplus after three (3) years have expired from the date of tender thereof.

Supplementary Provisions

(Transitional Measures Related to Exemption of Audit & Supervisory Board Members from Liability)

In accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, regarding actions taken prior to the effectiveness of the partial amendments to the Articles of Incorporation resolved at the 121st Ordinary General Meeting of Shareholders, the Corporation may, by a resolution of the Board of Directors, exempt Audit & Supervisory Board Members (including former Audit & Supervisory Board Members) from the liabilities provided for in Article 423, Paragraph 1 of the Companies Act within the limits stipulated by laws and regulations.